Exhibit 99.1

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis

Director, Corporate Communications and Government Relations

(616) 365-1539, lafendoulis@ufpi.com

FOR IMMEDIATE RELEASE
Friday, February 3, 2023

Matthew J. Missad named Chairman of the Board for UFP Industries
Current Chairman William G. Currie to retire at end of term

GRAND RAPIDS, MICHIGAN, Feb. 03, 2023 – UFP Industries, Inc. (Nasdaq: UFPI), today announced that CEO Matthew J. Missad also has been named chairman of the board. The move, approved by the board of directors at their February 2, 2023, meeting and effective immediately, is part of a comprehensive succession plan that calls for both change and continuity: Board Chairman William G. Currie will remain as a director through the end of his term. He then will step down after 54 years with the company. Missad will remain with the Company at least through 2027, as other elements of the succession plan are put in place.

“Bill Currie powered this company’s growth and direction for decades and made sure those of us who followed were ready to assume leadership roles,” Missad said. “That meant giving us training, challenges, and trust, and the autonomy to make decisions and accept responsibility for their consequences. Largely because of his leadership and mentorship, I was able to assume the CEO role 12 years ago, and I am honored to accept this new opportunity today.”

Added Currie: “No one is better able to shoulder this responsibility than Matt Missad. For 45 years, he has been dedicated to our excellence and success. As CEO, he quickly proved his ability to lead our operations and grow our business, and as chairman, he will continue to be the key driver of our strategic direction.”

Missad started with UFP Industries in 1978 (when it was The Universal Companies) as a high school student working part time on the maintenance crew and putting himself through college and law school. He joined the Company full time in 1985 as manager of legal compliance. Over the years, he held several successive positions, including executive vice president, general counsel, and secretary of the board. In 2011, he became the fifth CEO in the Company's 68-year-history.

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UFP Industries, Inc.

UFP Industries is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction, and UFP Retail Solutions – manufacture, distribute, and sell a wide variety of value-added products used in residential and commercial construction, packaging, and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia, and Australia. UFP Industries is ranked #401 on the Fortune 500 and #149 on Industry Week’s list of America’s Largest Manufacturers. For more about UFP Industries, go to www.ufpi.com.

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